Exhibit p.10
Two Sigma Advisers, LP
Code of Ethics November 2019

Table of Contents

1	Introduction: Two Sigma Advisers, LP			3

2	Code of Ethics			4

	2.1	Policy Overview		4

	2.2	Definitions		4

	2.3	Policy Statement		7

	2.4	Applicability of the Code of Ethics		7

	2.5	Regulatory Requirements—Accounts and Holdings Reporting		7

		2.5.1	Initial Accounts and Holdings Report (Upon Hire)	7

		2.5.2	Quarterly Transaction Report	7

		2.5.3	Annual Holdings Report	8

	2.6	Adviser Requirements—Accounts and Holdings Reporting		8

		2.6.1	Approved Brokers	8

		2.6.2	Opening a New Reportable Account	9

		2.6.3	Reporting an Account Closure	9

		2.6.4	Managed Accounts	9

		2.6.5	Employer Sponsored Retirement Accounts	10

		2.6.6	Non-Traditional Reportable Account Types	10

		2.6.7	Life Events	11

	2.7	Personal Trading		11

		2.7.1	Trade Pre-Clearance in Reportable Securities	11

		2.7.2	Restrictions on Personal Trading with respect to Equities, ETFs, Futures, and other Reportable Securities (excluding Options)	12

		2.7.3	Restrictions on Personal Trading with respect to Options	13

		2.7.4	Transfer of Holdings in Reportable Securities	13

		2.7.5	Employee Stock Purchase Plans (ESPPs)	13

		2.7.6	Pre-Clearance for Private Investments/Private Placements	14

3	Revision History			15

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1 Introduction: Two Sigma Advisers, LP

Code of Ethics for Two Sigma Advisers, LP (“Adviser”).

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2 Code of Ethics

2.1 Policy Overview

As a registered investment adviser, the Adviser is required to establish and maintain policies and procedures reasonably designed to prevent violations of the Advisers Act and other rules and regulations. Rule 204A-1 of the Advisers Act specifically provides that a registered investment adviser must establish, maintain and enforce a written code of ethics.

Registered investment advisers are required, under Rule 204A-1 of the Advisers Act, to maintain and enforce written policies and procedures reasonably designed to prevent the misuse of MNPI. Rule 204A-1 thereunder provides that a registered investment adviser’s code of ethics must include requirements that certain advisory personnel report personal securities trading to provide a mechanism for the registered investment adviser to identify improper trades or improper patterns of trading. The rule was designed, in part, to prevent the misuse of MNPI, including the misuse of MNPI about a registered investment adviser’s securities recommendations, and client securities holdings and transactions.

This Code also sets forth procedures designed to aid the Adviser in complying with other federal securities laws.

2.2 Definitions

For the purposes of this policy:

“Access Person” shall mean the Adviser’s personnel who have access to non-public information regarding any Client’s purchase or sale of securities, or non-public information regarding portfolio holdings or who are involved in making securities recommendations to Clients (or who have access to such recommendations that are non-public). For purposes of the Code, the Adviser deems Full-Time Employees and certain Temporary Workers to be Access Persons, unless exempted by the Chief Compliance Officer (the “CCO”) or his or her designee.

“Advisers Act” shall mean the Investment Advisers Act of 1940.

“Approved Brokers” shall include any broker that has an electronic data feed established with the Adviser. Please visit the Approved Broker wiki for a current list of Approved Brokers.

“Approved Robo-Advisors” shall include Robo-Advisors that Compliance has deemed as Managed Accounts. Please visit the Approved Robo-Advisor wiki for a current list of Approved Robo-Advisors.

“Client” shall mean the Adviser’s funds and other accounts managed by the Adviser.

“Code” shall mean the Adviser’s Code of Ethics.

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“Compliance” shall mean the Adviser’s Compliance Department.

“Covered Accounts” shall mean the aggregate of an Access Person’s and his or her Covered Person’s Reportable Accounts.

“Covered Person” shall mean:

•	Spouses or registered domestic partners to the Access Person;

•	Immediate family members of the Access Person, if they live in the same household of the Access Person;

•	Financial dependents of the Access Person;

•	Any business, trust, or estate where the Access Person has greater than a 25% beneficial interest.

“Cryptocurrency” shall mean a digital currency in which encryption techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank (e.g., Bitcoin, Ethereum, LiteCoin).

“Dividend Reinvestment Plans (DRIP)” shall mean an account offered by a corporation that allows investors to reinvest their cash dividends by purchasing additional shares or fractional shares on the dividend payment date.

“Electronic Data Feeds” shall mean electronic data surveillance feeds that Compliance has set up with Approved Brokers. These data feeds allow Compliance to monitor an Access Person’s Surveillance Required Accounts electronically, eliminating the need to collect physical account statements at quarter’s end.

“Employee Sponsored Retirement Accounts” shall include 401(k), 401(a), 403(b), and pension accounts.

“Employee Stock Purchase Plan (ESPP)” shall mean a company-run program in which participating employees can purchase company shares at a discounted price. Employees contribute to the plan through payroll deductions.

“Full-Time Employee” shall mean any employee who works full-time at the Adviser.

“Initial Public Offering (IPO)” shall refer to the first time that the stock of a private company is offered to the public.

“Investment Management Agreement (IMA)” shall mean a formal arrangement between a financial adviser and an investor stipulating the terms under which the adviser is authorized to act on behalf of the investor to manage the assets listed in the agreement.

“Managed Account” shall mean any account where the Access Person and/or the Covered Person does not have any direct trade or investment authority over the account. For Managed Accounts, Compliance requires the IMA or other formal documentation that denotes the managed nature of the account.

“MNPI” shall mean material non-public information.

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“Peer-To-Peer (P2P) Lending” shall mean a method of debt financing that enables individuals to borrow and lend money without the use of an official financial institution as an intermediary.

“Private Investment” shall mean a financial investment in a non-public company.

“Private Placement” shall mean a capital raising event that involves the sale of securities to a relatively small number of select investors (e.g., investments in a private fund).

“Reportable Account” shall mean any account that has the ability to buy or sell securities where an Access Person or Covered Person has direct or indirect beneficial ownership. Reportable Accounts must be reported to Compliance.

“Reportable Holding” shall mean any holding in a Reportable Security.

“Reportable Security” shall mean a Security as defined in Section 202(a)(18) of the Advisers Act, and, in addition, includes any derivative, commodities, options or forward contracts relating thereto and also includes any instrument traded by the Adviser for any of its Clients. Holdings in Reportable Securities need to be reported to Compliance upon hire. Trades in Reportable Securities require trade pre-clearance before execution.

For the purposes of the Code, the following Securities are not considered Reportable Securities:

•	the direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposits (CDs), commercial paper, money market instruments;

•	shares issued by money market funds;

•	shares issued by open-end mutual funds that are not sub-advised by the Adviser; and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, so long as none are Adviser sub-advised funds.

“Robo-Advisor” shall mean a digital platform that provide automated, algorithm-driven financial planning services with little to no human supervision. A typical robo-advisor collects information from clients about their financial situation and future goals through an online survey, and then uses the data to offer advice and/or automatically invest client assets. Certain robo-advisors are deemed Managed Accounts.

“Security” as defined in Section 202(a)(18) of the Advisers Act, shall mean “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.”

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“Short Selling” shall mean the sale of a Security that is not owned by the seller, or that the seller has borrowed. Short selling is motivated by the belief that a Security’s price will decline enabling it to be bought back at a lower price to make a profit.

“Surveillance Required Account” shall mean any account that has the ability to hold and/or purchase/sell any Reportable Security and where investment discretion is held by the Access Person or Covered Person.

“Temporary Worker” shall mean any contractor, short-term worker, or any other non-Full-Time Employee of the Adviser.

2.3 Policy Statement

The Adviser strongly believes high ethical standards are essential for the success of the Adviser and for maintaining the confidence of Clients. All personnel of the Adviser must put the interests of its Clients before their own interests and must act honestly and fairly in all respects of Client dealings.

2.4 Applicability of the Code of Ethics

The Code applies to all Access Persons and Covered Persons of the Adviser.

2.5 Regulatory Requirements—Accounts and Holdings Reporting

2.5.1 Initial Accounts and Holdings Report (Upon Hire)

Per Rule 204A-1 of the Advisers Act, Access Persons must submit a holdings report “no later than 10 days after becoming an access person and the information must be current as of a date no more than 45 days prior to the date they become an access person.”

Therefore, each Access Person must submit to Compliance a report of all Reportable Accounts and Reportable Holdings within ten (10) calendar days of starting employment at the Adviser. Reportable Holdings must be current as of a date no more than 45 days prior to the Access Person’s start date at the Adviser.

2.5.2 Quarterly Transaction Report

Per Rule 204A-1 of the Advisers Act, “each access person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.”

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Therefore, each Access Person must submit a quarterly Reportable Securities transaction report, within thirty (30) calendar days of quarter end, for Surveillance Required Accounts.

If no transactions in Reportable Securities occurred during the previous calendar quarter, this must be expressly confirmed by the Access Person.

Surveillance Required Accounts that are maintained on the Electronic Data Feed for the entirety of the prior calendar quarter do not require additional reporting at the end of the calendar quarter. However, if there is a time gap between an Access Person’s start date or date of a new account opening and the date on which such account is added to the Electronic Data Feed, physical account statements may still need to be provided to Compliance for the gap period at quarter’s end for Surveillance Required Accounts.

2.5.3 Annual Holdings Report

Per Rule 204A-1 of the Advisers Act, Access Persons must submit a holdings report “at least once in each 12-month period and the information must be current as of a date no more than 45 days prior to the date the report was submitted.”

Therefore, on an annual basis, each Access Person must submit an annual accounts and holdings report to Compliance. The annual accounts and holdings report is comprised of Reportable Accounts and Reportable Holdings as of September 30 (if September 30 is not a trading day, the last trading day before September 30 will be used). The annual accounts and holdings report must be attested to by Access Persons before November 15.

2.6 Adviser Requirements—Accounts and Holdings Reporting

2.6.1 Approved Brokers

The Adviser has Electronic Data Feeds established with many brokers; these brokers are deemed Two Sigma Approved Brokers. These data feeds allow Compliance to surveil and monitor Surveillance Required Accounts electronically rather than requiring the manual collection and review of personal account statements.

Accounts Held at Non-Approved Brokers

Compliance requires that Access Persons and their Covered Persons maintain Surveillance Required Accounts at Approved Brokers. Surveillance Required Accounts that are not held at Approved Brokers will generally not be approved by Compliance. If an account is not approved by Compliance, Access Persons and Covered Persons will be required to transfer or liquidate the account holdings to an Approved Broker and close the non-approved account within sixty (60) calendar days of the account being denied by Complaince.

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If the account belongs to a Covered Person, the Access Person has the responsibility of informing the Covered Person that the holdings must be transferred or liquidated, and closed within sixty (60) calendar days of the account being denied by Compliance. If the closure of a non-approved account requires the liquidation of Reportable Securities, these transactions will require trade pre-clearance from Compliance.

Exemptions to the Approved Brokers List

Exemptions to the Approved Brokers list include:

•	Accounts that are not Surveillance Required Accounts are not subject to the Approved Broker list;

•	Approved Managed Accounts are not subject to the Approved Broker list;

•	Covered Persons’ Employer Sponsored Retirement Accounts are not subject to the Approved Broker list;

•	Interns and certain Temporary Workers are not subject to the Approved Broker list; and

•	Access Persons whose Two Sigma work location is outside of the U.S. (e.g., TSIL employees, TSAP employees, TSJ employees) are not subject to the Approved Broker list.

2.6.2 Opening a New Reportable Account

Per the Code, when an Access Person or a Covered Person opens a new Reportable Account, that account must be reported to Compliance within ten (10) calendar days of the account opening date.

New Reportable Accounts that are also Surveillance Required Accounts may be opened and maintained only at Approved Brokers.

2.6.3 Reporting an Account Closure

Access Persons should notify Compliance promptly once a Reportable Account is closed.

2.6.4 Managed Accounts

Managed Accounts are considered Reportable Accounts for Compliance purposes (i.e., Managed Accounts require reporting to Compliance).

For Managed Accounts where the Access Person and/or Covered Person does not have trade or investment discretion over the securities transactions for the account (i.e., the investment decisions for the account are made by an outside adviser), the Access Person must provide Compliance with a copy of the IMA for the account. The IMA should clearly denote that the Access Person and/or Covered Person does not have any direct or indirect trade or investment discretion over the securities transactions for the Reportable Account.

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If Compliance approves the language in the IMA, the account will be approved by Compliance as a Managed Account. Approved Managed Accounts do not require trade pre-clearance with Compliance, or quarterly transactions reporting. In addition, approved Managed Accounts can be custodied outside the Approved Brokers.

If the language in the IMA does not meet Compliance’s requirements for Managed Account classification, the Reportable Account will not be treated as a Managed Account for Compliance purposes (e.g., the account will require trade pre-clearance in Reportable Securities and quarterly transaction reporting).

2.6.5 Employer Sponsored Retirement Accounts

Employer Sponsored Retirement Accounts must be reported to Compliance as they have the ability to hold Securities. In addition, Access Persons are required to provide Compliance with the available investment options for these accounts in order to determine whether the accounts are Surveillance Required Accounts. Employer Sponsored Retirement Accounts require surveillance if the account has self-brokerage capabilities, or if the account has the ability to hold a publically traded company’s stock (or stock fund).

2.6.6 Non-Traditional Reportable Account Types

Accounts at Robo-Advisers

Accounts held at Robo-Advisers are considered Reportable Accounts for Compliance purposes (i.e., Robo-Adviser accounts require reporting to Compliance).

Robo-Adviser accounts that are held at an Approved Robo-Adviser do not require trade pre-clearance with Compliance or quarterly transactions reporting. In addition, Approved Robo-Adviser accounts can be custodied outside the Approved Brokers.

If an Access Person or Covered Person would like to open or maintain an account at a Robo-Adviser that is not an Approved Robo-Adviser, please contact CoreCompliance before opening the account.

Peer-to-Peer (P2P) Lending Accounts

Peer-to-Peer (P2P) Lending accounts (e.g., Lending Club) are considered Reportable Accounts for Compliance purposes (i.e., Peer-to-Peer (P2P) Lending Accounts require reporting to Compliance).

While Peer-to-Peer (P2P) Lending transactions do not require trade pre-clearance with Compliance, these accounts will require quarterly transaction reports, unless otherwise noted by Compliance.

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2.6.7 Life Events

Life Events that Result in the Addition of a New Covered Person

If an Access Person has a life event that results in a new Covered Person (e.g., marriage, adoption of a child), that Covered Person’s Reportable Accounts and Reportable Holdings must be reported to Compliance within ten (10) calendar days of the life event.

While Reportable Accounts and Reportable Holdings need to be reported to Compliance within ten (10) calendar days of the life event, it is important to note that these Reportable Accounts and Reportable Holdings become subject to the Code (e.g., trade pre-clearance) immediately after the life event occurs.

Life Events that Result in the Removal of a Covered Person

If an Access Person has a life event that results in the removal of a Covered Person from the purview of the Code (e.g., divorce), Compliance should be notified promptly.

2.7 Personal Trading

2.7.1 Trade Pre-Clearance in Reportable Securities

In accordance with Rule 204A-1(b) of the Advisers Act, the Adviser believes that preclearance of purchases and sales of Reportable Securities in Surveillance Required Accounts is an effective internal control for detecting and preventing potential conflicts of interest between personal trades and transactions on behalf of Clients and monitoring for potential “insider trading” or other improper conduct. Unless otherwise noted, Access Persons and Covered Persons are subject to the Adviser’s policies that govern personal trading.

Therefore, Access Persons must submit and receive trade pre-clearance approval from Compliance before trades in Reportable Securities are executed for their Surveillance Required Accounts. Pre-clearance trade approvals are only valid for the day on which they are provided, and trades must be executed during local market business hours (i.e., no afterhours trading).

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2.7.2 Restrictions on Personal Trading with respect to Equities, ETFs, Futures, and other Reportable Securities (excluding Options)

Excessive Trading Prohibition

Access Persons and their Covered Persons are permitted five (5) combined purchase transactions in Reportable Securities during a calendar month for the entirety of their Surveillance Required Accounts. Purchase transactions that occur in identical Reportable Securities, on the same trading day, count as one (1) transaction towards the five (5) purchase transaction limit, even if these transactions are made across multiple Surveillance Required Accounts. Allotted purchase transactions not executed in one calendar month do not carry over into the next calendar month.

There is no monthly restriction on sell transactions in Reportable Securities for Access Persons and their Covered Persons, but each sell transaction still requires pre-clearance.

Short Term Trading Prohibition (30 Day Holding Period)

Access Persons and Covered Persons are subect to a thirty (30) calendar day holding period in Reportable Securities (i.e., Access Persons and Covered Persons may not engage in short-term trading).

Short-term trading includes:

•	Buying a Reportable Security and subsequently selling the same Reportable Security within a thirty (30) calendar day period;

or

•	Selling a Reportable Security and subsequently buying the same Reportable Security within a thirty (30) calendar day period.

Short Selling

Access Persons and Covered Persons may not engage in any Short Selling. Additionally, new Access Persons and Covered Persons should make a good faith effort to close any existing net-short positions in a timely fashion, upon joining the Adviser.

Initial Public Offerings (IPOs)

An Access Person or Covered Person may not acquire any direct or indirect beneficial ownership in any Security in any Initial Public Offering (IPO). An exemption to the foregoing restriction may be granted at the sole discretion of the CCO.

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Initial Coin Offerings (ICOs)

Participation in Initial Coin Offerings (ICOs) by Access Persons or Covered Persons requires pre-clearance with Compliance.

2.7.3 Restrictions on Personal Trading with respect to Options

While the Adviser generally allows personal trading in options contracts, the following conditions apply:

•	Options are Reportable Securities and subject to trade pre-clearance;

•	Access Persons and their Covered Persons are permitted a combined total of twenty (20) option transactions during a calendar month;

•

Each option transaction counts as one (1) transaction towards the limit (e.g., if an options strategy has six (6) legs, that counts as six (6) transactions towards the twenty (20) transaction monthly limit);

•	Options exercising outside an Access Person’s or Covered Person’s control shall not be considered a Reportable Transaction (i.e., will not count towards the twenty (20) transaction limit);

•	Access Persons and Covered Persons may not transact in uncovered call or put options;

•	An option transaction that results in Short Selling, even by exercising outside an Access Person’s or Covered Person’s control, is a violation of the Code;

•	If an Access Person or Covered Person receives or assigns equity shares due to an option exercising, those equity shares are subject to a thirty (30) calendar day holding period.

2.7.4 Transfer of Holdings in Reportable Securities

If an Access Person or Covered Person transfers holdings in Reportable Securities between Surveillance Required Accounts that have already been reported to Compliance, no trade pre-clearance is necessary for the transfer.

However, if an Access Person or Covered Person transfers Reportable Securities from a Reportable Account to an account that is not in scope for the Code (e.g., Donor Advised Funds, non-Reportable Accounts), or vice-versa, the transfer of these holdings must be pre-cleared with Compliance.

2.7.5 Employee Stock Purchase Plans (ESPPs)

For Covered Persons who participate in their employer’s Employee Stock Purchase Plan (ESPP), only an initial trade pre-clearance approval is required for contributions to the plan. The initial trade pre-clearance should cover the share equivalent of the Reportable Security being purchased per payroll deduction (using the current prior day’s close of the Reportable Security).

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However, if any subsequent changes are made to the plan (e.g., increase or decrease in amount contributed to plan, suspension of contributions), this action must be pre-cleared with Compliance before instructions are given to the plan’s administrator.

2.7.6 Pre-Clearance for Private Investments/Private Placements

Private Investments and Private Placements are considered Reportable Securities and must be pre-cleared with Compliance in accordance with the Outside Activities policy.

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3 Revision History

The below is an overview of the revisions made to the TSA Code of Ethics.

Revision History

Date	Team Member	Policy Name	Explanation of Update
2014/08/11	JT	Code of Ethics	Updated policy language in anticipation of sub-advising UCITS Fund

2014/08/26	NL	Code of Ethics	Adding link for definitions listed in bold

2014/09/18	JT	Code of Ethics	Updated policy to 1) require accounts to be reported that can trade all securities (not just Reportable Securities), 2) no longer require reporting of transactions/positions in accounts where the employee or their Covered Persons do not have demonstrable investment discretion, and 3) no longer required to pre-clear FX spot transactions greater than $25,000.

2015/06/01	JT	Code of Ethics	Updated 1) holding period of Reportable Securities from 14 calendar days to 30 calendar days; and 2) municipal securities no longer require pre-clearance.

2016/03/01	DT	Code of Ethics	Effected LP corporate form name change for 3/1/2016

2018/06/04	MF	Code of Ethics

Code of Ethics updated with the following material changes:

•  Policy reformatted in wiki

•  Language in policy simplified/made more straight forward

•  Sell transaction limit in Reportable Securities removed for personal trading

•  Municipal Bonds require trade pre-clearance for personal trading

•  Options trading policy clarified

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